LICENSE AGREEMENT
CONSUMER CHEMICALS AND PROPRIETARY REMEDIATION TECHNOLOGY

INTRODUCTION

1. BioGenesis Enterprises, Inc. (BGE) has developed certain proprietary trade secret chemical formulations (hereinafter (“proprietary chemicals”) for industrial use that also have broad applications in consumer markets. BGE has also developed certain technologies for the remediation of contaminated soil, sediment, and structures. Some of these are patented technologies and some are proprietary trade secret technologies (hereinafter “proprietary remediation technologies”).

2. Summit Environmental Corporation, Inc. (SECI) has developed the capability to market and implement certain BGE proprietary chemicals in consumer markets, and also to implement and market BGE’s unpatented proprietary remediation technologies.

3. SECI desires to license, and BGE desires to grant a license, as set forth in this [sic] for certain proprietary chemicals applicable to consumer markets, and also for certain unpatented but proprietary remediation technologies.

CONSUMER CHEMICAL TECHNOLOGY LICENSE

4. BGE grants to SECI a worldwide exclusive license to use and implement certain proprietary chemicals in various products marketed through consumer retail channels. These chemicals are:
(a.) Safe Tree Protectant
(b.) Odor Control
(c.) Spot/Stain Remover
(d.) Oil Remover

5. All conversion, consumer testing, government qualification, inventory and marketing costs are the responsibility of SECI, and marks, listings, validations and/or certifications, if any, shall belong to SECI.

6. In addition, SECI may identify additional product(s) to be introduced through its network. Subject to mutual agreement at the time of identification, BGE will extend immediate exclusivity for the identified consumer product. BGE warrants to SECI not to unreasonably deny SECI’s requests and SECI warrants to BGE not to make said request without verification of planned product development.

7. Existing customers of BGE for products in paragraph 4 are grandfathered, and will remain BGE’s customers. These customers are:
- Advanced Bionomics Inc.
- BioPro, LLC
- Seasoil LLC

Exhibit 10.12

Existing customers of BGE, if any, for products subsequently licensed under paragraph 6 will be grandfathered, and such customers will be identified in the grant of exclusivity.

8. BGE will manufacture the chemicals for SECI’s exclusively licensed products, such chemicals to be invoiced with net 30 terms at BGE’s published wholesale special pricing to SECI for its equivalent industrial products. Such pricing is guaranteed to be the most favorable provided to any wholesale BGE customer.

PROPRIETARY REMEDIATION TECHNOLOGY LICENSE

9. BGE grants to SECI a world-wide, non-exclusive license to use and apply available BGE non-patented but proprietary remediation technologies for soil, sediments, and structures, either as ordinary projects or in emergency response situations.

10. When a potential client is introduced by SECI, and the client has not already been in touch with BGE concerning a possible project, BGE agrees not to circumvent SECI’s sales efforts. Likewise, SECI agrees not to pursue a project opportunity already being developed by BGE. In accordance with the provisions of paragraph 11 below, SECI identifies the following listed companies:
- Murphy Oil, New Orleans, Louisiana
- The Government of New Zealand
- BioSociety of New Zealand
- Trussco Contractors/Omni Remediation, Lafayette, Louisiana
- Shell Oil of Nigeria
- Asha Terra, Seattle, Washington (reorganized company).

11. SECI’s notification of a project or emergency response action for a particular client will convert the license from non-exclusive to exclusive for that client, each converted license to contain a non-competition clause. In the event that, after performing such a project, SECI, for whatever reason in its sole discretion, decides not to pursue a succeeding project(s) with the now-exclusive client, then BGE may, at its option, pursue the project.

12. At such time as, by mutual agreement, SECI has acquired the infrastructure and capability to fully implement said BGE proprietary remediation technology(s) worldwide, the non-exclusive license will convert to exclusive.

INTELLECTUAL PROPERTY

13. BGE retains the ownership of the intellectual property related to this agreement including proprietary chemical formulations, process designs, and equipment designs. Unless otherwise mutually agreed, all BGE proprietary chemicals and proprietary equipment used by SECI under this agreement will be purchased/leased from BGE.

Exhibit 10.12

14. BGE grants SECI the limited right to use the names “BioGenesis” and “BioGenesis Enterprises, Inc.” for promotional purposes, subject to BGE’s prior review of all print, media, and internet copy.

CONSIDERATION

15. As consideration for the grant of the exclusive license for the consumer chemicals named in paragraph 4 herein, SECI will issue 500,000 shares of its restricted common stock with a covenant to file an SB-2 Post-Effective Amendment when SECI’s currently filed SB-2 is cleared, through the company’s securities counsel. In addition, BGE shall grant to SECI a license for non-exclusive but convertible to exclusive license of proprietary remediation technologies for project and/or customers as outlined [in] paragraphs 10 and 11 herein above. Additionally, SECI will grant 500,000 stock purchase options, with expiration three years from the date of issue, to purchase SECI common stock at an exercise price that is derived as the midpoint between the bid and asked price at the close of business on the day that this is executed by both parties. For products developed and sold for wholesale/retail consumption, SECI agrees to pay to BGE a royalty of 3% of the total sales price paid by customers for said consumer products for as long as each product is produced and/or marketed by SECI. The royalty shall be due and payable on the 15th day of the month for all paid for sales received by SECI in the previous month.

MISCELLANEOUS

16. The terms and conditions of the licenses granted under this agreement shall be binding on any successor in interest of BGE and SECI.

Date: 2-1-06	Date: 2-1-06

/s/ Mohsen Amiran	/s/ Keith Parker
BioGenesis Enterprises, Inc.	Summit Environmental Corporation, Inc.
Mohsen C. Amiran	Keith Parker
President & CEO	Chairman & CEO

Exhibit 10.12